NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           ON MAY 8, 1996
                           J.P. Morgan & Co. Incorporated
                           60 Wall Street, New York, NY 10260-0060



JPMORGAN The Annual Meeting of Stockholders of J.P. Morgan & Co. Incorporated ("Morgan") will be held in Morgan Hall West, 46th Floor, 60 Wall Street, New York, New York, on Wednesday, May 8, 1996 at 11:00 a.m., for the following purposes:

                           (1) To elect fourteen Directors to hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified;

                           (2) To consider and vote upon a proposal to approve the designation of the independent accounting firm of Price Waterhouse LLP to perform certain auditing functions for Morgan and its consolidated subsidiaries for the year 1996;

                           (3) To consider and vote upon a stockholder-proposed resolution set forth under "Stockholder Proposal Relating to Political Non-Partisanship" in the Proxy Statement;

                           (4) To consider and vote upon a stockholder-proposed resolution set forth under "Stockholder Proposal Relating to Cumulative Voting" in the Proxy Statement;

                           (5) To consider and vote upon a stockholder-proposed resolution set forth under "Stockholder Proposal Relating to Structural Adjustment" in the Proxy Statement; and

                           (6) To act upon such other matters as may properly come before such meeting or any adjournment thereof.



                           Stockholders of record at the close of business on March 15, 1996 will be entitled to vote at the meeting and at any adjournment thereof.




                           Dated: March 25, 1996          Rachel F. Robbins
                                                          Secretary



                           YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH IN THE RETURN ENVELOPE PROVIDED FOR YOUR USE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                           PROXY STATEMENT
                           This statement is furnished in connection with the solicitation of proxies by the Board of Directors of J.P. Morgan & Co. Incorporated ("Morgan") to be used in voting at the Annual Meeting of Stockholders of Morgan to be held on May 8, 1996 and at any adjournment thereof.

                           Stockholders whose names appeared of record on the books of Morgan at the close of business on March 15, 1996 will be entitled to vote at the meeting and at any adjournment thereof. On the record date for the meeting there were 187,448,928 shares of Common Stock of Morgan outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Proxy material is being mailed to stockholders of record commencing March 25, 1996.


                      1    ELECTION OF DIRECTORS
                           Fourteen Directors of Morgan are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, it is intended that shares represented by Proxies in the accompanying form will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend in his or her place. All of the persons listed below are Directors of Morgan now in office and are nominees for re-election. All nominees are currently Directors of Morgan Guaranty Trust Company of New York (the "Bank").

                           The name, age, principal occupation, business directorships and significant affiliations of an educational, charitable or civic nature of each nominee, are set forth below.

                          ------------------------------------------------------

                          DOUGLAS A. WARNER III Director since 1990. Age 49. Chairman of the Board of Morgan and the Bank (since January 1995) and President of Morgan and the Bank (since January 1990). Member of the Executive Committees of Morgan and the Bank (Chairman since
[photo] January 1995). Director of Anheuser-Busch Companies, Inc. and General Electric Company. Member of The Bankers Roundtable, The Business Council and The Business Roundtable. Trustee of Pierpont Morgan Library and Cold Spring Harbor Laboratory. Member of Board of Managers and Board of Overseers of Memorial Sloan-Kettering Cancer Center. Member of Board of Counselors of Bechtel Group, Inc.




                          ------------------------------------------------------

                          RILEY P. BECHTEL Director since 1995. Age 44.

                          Chairman (since January 1996), Chief Executive Officer (since June 1990) and Director (since August 1987) of Bechtel Group, Inc. (engineering and construction). Member of the Audit Committee of Morgan and the
 [photo] Examining Committee of the Bank. Trustee of Thacher School. Member of American Society of Corporate Executives, The Business Council, The Business Roundtable, and The California Business Roundtable. Member of Advisory Council of Stanford University Graduate School of Business and Dean's Advisory Council of Stanford University School of Law.







                          ------------------------------------------------------

                          MARTIN FELDSTEIN Director since 1993. Age 56. President and Chief Executive Officer of National Bureau of Economic Research, Inc. (private, non-profit research organization) and Professor of Economics at Harvard University (since 1969). Member of the Audit
[photo] Committee of Morgan and the Examining Committee and the Committee on Employment Policies and Benefits of the Bank. Director of TRW Inc. and American International Group, Inc. Member of Council on Foreign Relations, The Trilateral Commission, American Academy of Arts and Sciences and American Philosophical Society.

                          ------------------------------------------------------

                          HANNA H. GRAY Director since 1976. Age 65.
                          President Emeritus and Harry Pratt Judson
                          Distinguished Service Professor of History of The University of Chicago (since July 1993). Dr. Gray was President of The University of Chicago from July 1978 to July 1993. Chairman of the Committee on Trust
[photo] Matters and member of the Committee on Director Nominations and Board Affairs of Morgan. Director of Ameritech Corp., Atlantic Richfield Company and Cummins Engine Co., Inc. Trustee of Andrew W. Mellon Foundation, Bryn Mawr College and Howard Hughes Medical Institute. Member of Council on Foreign Relations, American Academy of Arts and Sciences and American Philosophical Society. Regent of The Smithsonian Institution.




                          ------------------------------------------------------

                          JAMES R. HOUGHTON(1) Director since 1982. Age 59. Chairman and Chief Executive Officer (since April
                          1983) and Director of Corning Incorporated. Chairman of the Committee on Management Development and Executive Compensation of Morgan. Member of the
[photo] Executive Committees of Morgan and the Bank. Director of Dow Corning Corporation, Exxon Corporation and Metropolitan Life Insurance Company. Trustee of Corning Incorporated Foundation, Corning Museum of Glass, Metropolitan Museum of Art and Pierpont Morgan Library. Member of the Harvard Corporation.

                           1.Mr. Houghton has advised Morgan that effective
                             April 25, 1996 he will retire as Chairman and Chief Executive Officer of Corning Incorporated. He will continue as a member of the Board of Directors of Corning Incorporated.




                          ------------------------------------------------------

                          JAMES L. KETELSEN Director since 1977. Age 65.
                          Retired Chairman and Chief Executive Officer of Tenneco Inc. (diversified industrial). Mr. Ketelsen was Chairman of the Board of Tenneco Inc. from July 1978 to May 1992 and Chief Executive Officer from July
[photo] 1978 to January 1992. Chairman of the Audit Committee and member of the Committee on Trust Matters of Morgan and Chairman of the Examining Committee of the Bank. Director of GTE Corporation and Sara Lee Corporation. Trustee of Northwestern University.






                          ------------------------------------------------------

                          WILLIAM S. LEE Director since 1985. Age 66.
                          Chairman Emeritus of Duke Power Company (public utility). Mr. Lee was Chairman, President and Chief Executive Officer of Duke Power Company from April 1982 to April 1994. Chairman of the Committee on
[photo] Director Nominations and Board Affairs and member of the Committee on Management Development and Executive Compensation of Morgan. Director of Texas Instruments Inc., Knight-Ridder Inc. and Liberty Corporation. Trustee of Queens College, Charlotte, N.C.

--------------------------------------------------------------------------------

                          ROBERTO G. MENDOZA Director since 1990. Age 50.
                          Vice Chairman of the Board of Morgan and the Bank
[photo] (since January 1990) and member of the Executive Committees of Morgan and the Bank. Director of ACE Limited, Consorcio de Alimentos Fabril-Pacifico, S.A. and Mid Ocean Reinsurance Company Ltd.










--------------------------------------------------------------------------------

                          MICHAEL E. PATTERSON Director since 1995. Age 54. Vice Chairman of the Board of Morgan and the Bank (since December 1995). Mr. Patterson was Chief Administrative Officer of Morgan and the Bank from
[photo] November 1994 to December 1995 and Executive Vice President and General Counsel of Morgan and the Bank from March 1987 to November 1994. Director of Euroclear Clearance System S.C. and Euroclear Clearance System Public Limited Company. Trustee of Columbia University.








--------------------------------------------------------------------------------

                          LEE R. RAYMOND Director since 1987. Age 57.
                          Chairman of the Board and Chief Executive Officer (since April 1993) and Director of Exxon Corporation. Mr. Raymond was President of Exxon Corporation from January 1987 to April 1993. Member of the Committee on Management Development and Executive Compensation of Morgan. Chairman of American Petroleum Institute.
[photo] Director of New American Schools Development Corporation and United Negro College Fund. Trustee of Southern Methodist University and Wisconsin Alumni Research Foundation. Member of The Business Council, The Business Roundtable, Council on Foreign Relations, Emergency Committee for American Trade, National Petroleum Council, The Trilateral Commission and The University of Wisconsin Foundation.



--------------------------------------------------------------------------------

                          RICHARD D. SIMMONS Director since 1990. Age 61. President and Director of International Herald Tribune (since April 1989). Mr. Simmons was President of The Washington Post Company from September 1981 to May 1991. Member of the Committee on Trust Matters of Morgan and Chairman of the Committee on Employment
[photo] Policies and Benefits of the Bank. Director of Union Pacific Corporation, The Washington Post Company and Yankee Publishing, Inc. Member of General Electric Investment Corporation Equity Advisory Board and council member of White Burkett Miller Center of Public Affairs at The University of Virginia. Member of the Board of Trustees of The Phillips Collection.

--------------------------------------------------------------------------------

                          KURT F. VIERMETZ Director since 1990. Age 56.
                          Vice Chairman of the Board of Morgan and the Bank (since January 1990) and member of the Executive Committees of Morgan and the Bank. Mr. Viermetz was Treasurer of the Bank from March 1986 to February 1990. Member of Supervisory Board of Hoechst AG. Chairman of the Board of Munich American Reinsurance Company and Munich Management Corporation. Member of
[photo] International Advisory Board of Metro Holding AG, Zug/Switzerland. Director of New York Philharmonic Society. Trustee of The Johns Hopkins University's American Institute for Contemporary German Studies. Member of Board of the American Council on Germany, New York. Member of Advisory Council of the Center for German and European Studies at Georgetown University. Chairman of New York Stock Exchange International Capital Markets Advisory Committee.


                          ------------------------------------------------------

                          DENNIS WEATHERSTONE Director since 1979. Age 65.
                          Mr. Weatherstone was Chairman of the Board of Morgan and the Bank from January 1990 to January 1995 and Chairman of the Executive Committees of Morgan from February 1991 to January 1995 and the Bank from January 1991 to January 1995. Member of the Executive Committees of Morgan and the Bank. Member of International Council. Director of General Motors
[photo] Corporation and Merck & Co., Inc. Director of L'Air Liquide. Director of Institute for International Economics. Independent member of Board of Banking Supervision of the Bank of England. Immediate past president of International Monetary Conference. Graduate member of The Business Council. Trustee of Alfred P. Sloan Foundation. Member of Economic Club of New York. President and Trustee of The Royal College of Surgeons Foundation, New York.



                          ------------------------------------------------------

                          DOUGLAS C. YEARLEY Director since 1993. Age 60. Chairman of the Board and Chief Executive Officer (since May 1989), President (since November 1991) and Director of Phelps Dodge Corporation. Mr. Yearley was President of Phelps Dodge Industries from 1988 until 1990 and Executive Vice President of Phelps Dodge Corporation from 1987 until 1989. Member of the Audit Committee and the Committee on Director Nominations
[photo] and Board Affairs of Morgan and the Examining Committee of the Bank. Director of USX Corporation and Lockheed Martin Corporation. Chairman of International Copper Association. Vice Chairman of American Mining Congress. Director of Copper Development Association and National Mining Association. Member of Policy Committee of The Business Roundtable and The Business Council. Trustee of Phoenix Art Museum.


                          ------------------------------------------------------

                          Included among the Committees of the Board of Directors of Morgan are an Audit Committee, the members of which are Messrs. Ketelsen (Chairman), Bechtel, Feldstein and Yearley, a Committee on Management Development and Executive Compensation, the members of which are Messrs. Houghton (Chairman), Lee and Raymond, a Committee on Director Nominations and Board Affairs, the members of which are Mr. Lee (Chairman), Dr. Gray and Mr. Yearley, and a Committee on Trust Matters, the members of which are Dr. Gray (Chairman) and Messrs. Ketelsen and Simmons.

                          The Audit Committee, which met five times during 1995, is responsible for overseeing the financial reporting process and the effectiveness of internal controls of Morgan and its consolidated subsidiaries, including the Bank, and for recommending to the Board of Directors of Morgan the designation for each year of independent accountants to examine the financial statements of Morgan and its consolidated subsidiaries.

                          The Committee on Management Development and Executive Compensation, which met six times during 1995, is responsible for (1) consultation with senior management of Morgan and the Bank and reporting to the appropriate Board regarding development of qualified replacements to succeed key executives of Morgan and the Bank; (2) reviewing and approving all awards and options granted under Morgan's incentive and stock plans except that awards and options granted to employees who are also Directors are approved by a committee composed of all non-employee Directors; (3) administration (or supervising the administration) of such plans; and (4) review of policies of Morgan and certain of its subsidiaries, including the Bank, with respect to officers' compensation.

                          The Committee on Director Nominations and Board Affairs, which met three times during 1995, is responsible for making recommendations to the Board of Directors with respect to the qualifications and nominations of Directors, Directors' functions, committees, compensation and retirement and other matters affecting Directors. In determining its recommendations to Morgan's Board, the Committee on Director Nominations and Board Affairs will consider nominees recommended by stockholders. Such stockholder recommendations should be made in writing, addressed to the Committee, attention of the Secretary of J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060.

                          The Committee on Trust Matters, which met twice during 1995, is responsible for reviewing the general conduct of the business of the departments and affiliates of Morgan and the Bank engaged in investing and administering assets held for others in trust and investment management accounts.

                          Included among the Committees of the Board of Directors of the Bank are an Examining Committee, the members of which are Messrs. Ketelsen (Chairman), Bechtel, Feldstein and Yearley, and a Committee on Employment Policies and Benefits, the members of which are Messrs. Simmons (Chairman) and Feldstein.

                          The Examining Committee, which met five times during 1995, is responsible for examinations of the Bank in accordance with New York banking law.

                          The Committee on Employment Policies and Benefits, which met twice in 1995, is responsible for reviewing the Bank's Retirement, Profit Sharing, and Long-Term Disability Plans, Morgan's overseas benefit plans, non-officer salary and other benefits and employee relations and affirmative action programs.

                          During 1995 there were nine meetings of the Board of Directors of Morgan. Each Director of Morgan attended 75% or more of the aggregate number of meetings held during 1995 of the Morgan Board of Directors and the Morgan committees of which such Director was a member.

STOCK                      The following table includes as of March 15, 1996,
OWNERSHIP OF               all Morgan stock-based holdings of each Director,
MANAGEMENT                 each executive officer named in the Summary
                           Compensation Table appearing on page 13, and all Directors and executive officers as a group, based upon information obtained from such persons. A list of current executive officers of Morgan is attached as Exhibit A hereto. Each individual beneficially owns less than 1% of Morgan Common Stock. Each person has sole investment and voting power with respect to the shares set forth under the "Stock" column unless otherwise noted:


--------------------------------------------------------------------------------
NAME OF INDIVIDUAL OR GROUP                             STOCK(1)     TOTAL (2)
--------------------------------------------------------------------------------

Douglas A. Warner III                                 365,454(3)    696,713
Roberto G. Mendoza                                    323,273       596,231
Michael E. Patterson                                  215,605(4)    397,925
Kurt F. Viermetz                                      442,215       695,520
Rodney B. Wagner                                      198,566       391,559
Riley P. Bechtel                                           --            --
Martin Feldstein                                        1,000         1,710
Hanna H. Gray                                             800         1,761
James R. Houghton                                       1,000         1,961
James L. Ketelsen                                       7,800         8,761
William S. Lee                                          1,000         6,524
Lee R. Raymond                                            500         7,547
Richard D. Simmons                                      1,000         1,961
Dennis Weatherstone                                   656,288(5)    980,014
Douglas C. Yearley                                      1,000         1,830
All Directors and Executive Officers as a Group     2,669,830(6)  4,674,737
--------------------------------------------------------------------------------



                          (1) Includes shares of Morgan Common Stock beneficially owned, directly or indirectly. The column also includes the following shares of Common Stock which the individual(s) had the right to acquire within 60 days of March 15, 1996 through the exercise of options: Mr. Warner--322,723 shares; Mr. Mendoza--202,500 shares; Mr. Patterson--210,888 shares; Mr. Viermetz--328,046 shares; Mr. Wagner--176,763 shares; Mr. Weatherstone--506,501 shares; all directors and executive officers as a group--2,186,193

                          (2) Includes total stock-based holdings, including securities included in the "Stock" column (as described in footnote 1), plus non-voting interests, including restricted stock, deferred compensation accounted for as units of Morgan Common Stock, stock options that will not become exercisable within 60 days, awards of share credits under the Director Stock Plan (1992) described on page 8 and directors' fees deferred as units of Morgan Common Stock under the Deferred Compensation Plan for Directors' Fees described on page 8.

                          (3) Includes 6,000 shares owned by his spouse and 240 shares held in custodial accounts for his children. Mr. Warner disclaims beneficial ownership of such shares.

                          (4) Includes 4,717 shares held in trust for family members. Mr. Patterson disclaims beneficial ownership of all but 1,600 of such shares.

                          (5) Includes 159 shares owned by his son. Mr. Weatherstone disclaims beneficial ownership of such shares.

                          (6) As a group, beneficially owns 1.42% of Morgan Common Stock.

                           DIRECTORS AND EXECUTIVE OFFICERS


DIRECTOR                  Each Director who is not an officer of Morgan or the
COMPENSATION              Bank receives an annual retainer of $30,000 and a
                          single meeting attendance fee of $1,200 for meetings of the Boards of Morgan and the Bank. Such Directors also receive annual retainers for service on committees of the Boards in amounts of $20,000 for the Chairmen and $12,500 for the members of the Audit
                          Committee and the Committee on Management Development and Executive Compensation and $10,000 for the Chairmen and $7,500 for the members of the other committees. The members of the Audit Committee also serve on the Bank's Examining Committee but receive no additional retainer for such service. In addition, Directors are entitled to reimbursement for travel expenses for meetings of the Boards and committees thereof.

                          Under a Director Stock Plan (1992), as amended, Directors who are not officers of Morgan or the Bank receive annually an award of share credits for 400 shares of Morgan Common Stock for their service during the preceding year, which award is pro rated in the case of any Director who was not a Director for all of the preceding year. After termination of service as a Director, all awards are paid in shares of stock to the Director, or, in the case of death, to the Director's designated beneficiary or estate. Such payment includes additional shares credited annually with respect to the dividends that would have been paid during the year had the share credits been issued as shares of stock.

                          Directors who are not officers of Morgan or the Bank may defer compensation for services rendered as Board members or as members of Board committees pursuant to the Deferred Compensation Plan for Directors' Fees adopted by the Boards of Morgan and the Bank in 1973 and last amended in 1991. The Plan permits Directors to make separate deferral elections with respect to their annual retainer and their meeting fees. Participating Directors may elect under the Plan to direct Morgan or the Bank to credit deferred amounts to (i) a Deferred Cash Account, (ii) a Deferred Stock Value Account or (iii) a combination of both. The Plan provides that amounts deferred to the Deferred Cash Account are credited with interest equivalents. Amounts deferred to the Deferred Stock Value Account are treated as "Units Based on Stock Value" and are credited with dividend equivalents. Participating Directors are entitled to receive cash distribution of the balance in their accounts in full or in annual installments (not to exceed 15 years) after termination of service as a Director.

                          Retired Directors are eligible to serve as members of the Bank's Directors Advisory Council. Members of the Council receive an annual retainer of $30,000.

                           COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                           COMPENSATION



ROLE OF THE               The Committee on Management Development and Executive
COMMITTEE                 Compensation, composed entirely of independent
AND THE BOARD             outside directors ("Outside Directors"), is
                          responsible for determining and administering
                          Morgan's executive compensation policies for its senior management within guidelines and plans approved by the Board of Directors. The Committee's recommendations regarding officers who are Directors are subject to the approval of the full board of Outside Directors (with officer directors not participating).



COMPENSATION              Morgan's executive compensation program is designed
PHILOSOPHY                to attract, reward and retain highly qualified
                          executives and to encourage the achievement of business objectives and superior corporate performance. The program seeks:

                          o To foster a performance-oriented environment, where
                            variable compensation is based upon corporate performance as measured by achievement of short-term and long-term objectives, taking into account economic conditions and competitive compensation levels.

                          o To enhance management's focus on maximizing
                            long-term stockholder value through a strong emphasis on stock-based compensation.

                          o To increase the variable portion of total
                            compensation (both cash and stock) as an individual's level of responsibility increases. This further aligns the interests of senior management and stockholders.

                          o To promote a cohesive, team-oriented ethic among
                            members of senior management in order to maintain the competitive advantage of efficiently integrating diverse global business capabilities.





COMPONENTS OF             Total compensation for Morgan's senior management is
EXECUTIVE                 composed of base salary, profit sharing, annual
COMPENSATION              incentive compensation (of which a substantial
PROGRAM                   portion is awarded in the form of restricted stock)
                          and stock option awards.



BASE SALARY               Base salaries for Morgan's senior management are
                          determined by evaluating the responsibilities associated with the position held and an individual's overall level of experience. However, in keeping with Morgan's emphasis on variable rather than fixed compensation, base salaries represent a relatively low percentage of total compensation for these individuals.


PROFIT SHARING            Full-time employees, including members of senior
                          management, generally are eligible for a firm-wide profit sharing program, under which individuals receive an annual award equal to a percentage of base salary. The percentage is determined annually by the Board of Directors, based on its assessment of Morgan's overall performance for the year (and applies only to the first $100,000 of base salary per individual).



INCENTIVE                 In keeping with its philosophy of increasing the
COMPENSATION              portion of total compensation that depends upon
                          individual and Morgan performance as an officer's level of responsibility increases, Morgan's executive compensation program is heavily weighted toward incentive compensation.

                           To establish and maintain a common focus and shared goals among Morgan's senior management, an incentive compensation pool for a small number of senior officers is determined at year end by the Committee, based on its assessment of Morgan's performance as measured by various quantitative and qualitative factors. The Committee believes that, in accordance with its exercise of sound business judgment, this determination is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered. The primary quantitative factors reviewed by the Committee include such performance measures as net income (after provision for dividends payable to stockholders) and return on average common stockholders' equity, both as absolute measures and relative to previous years. Significant qualitative factors evaluated by the Committee include Morgan's performance in relation to industry performance, progress toward achievement of Morgan's short-term and long-term business goals, the quality of Morgan's earnings, and the overall business and economic environment. In making its determination, the Committee also reviews competitive compensation levels.

                           Each participant in the annual incentive compensation pool is allocated a fixed share in the pool, as determined by the Committee at the commencement of each calendar year, taking into account each participant's level of management responsibility and contribution. Actual incentive compensation awards generated by the pool may be adjusted up or down under special circumstances, to reflect individual or business unit performance. As discussed further below, a substantial portion of these awards is granted in the form of restricted stock.

STOCK-BASED                The Committee believes that stock ownership enhances
COMPENSATION               individuals' focus on maximizing long-term
AND STOCK                  stockholder value. As such, senior officers are
OWNERSHIP                  strongly encouraged to develop significant equity
                           positions in Morgan. As discussed below, Morgan's executive compensation programs are designed to facilitate stock ownership and to ensure that, as an individual's level of responsibility increases, financial rewards depend significantly on Morgan's overall performance.

RESTRICTED STOCK           Each year, a substantial proportion of incentive
                           compensation is awarded in the form of restricted stock, issued at fair market value on the date of grant and subject to five-year vesting. Since the value of restricted stock awards will ultimately depend on the market value of Morgan Common Stock, the Committee believes these awards will serve as a continual incentive to preserve and increase stockholder value.

                           For 1995, members of senior management received 45% (50% in the case of the Chairman) of their total incentive compensation awards in the form of restricted stock. This percentage is the same as in 1994 for most senior officers, evidencing the Committee's continued commitment to fostering significant senior management stock ownership.

STOCK OPTIONS              Morgan's executive compensation program also utilizes
                           stock option awards, which are intended to provide additional incentive to increase stockholder value.
                           All such awards are granted with an exercise price at or above 100% of the fair market value of Morgan stock on the date of grant and become exercisable over three years. Because Morgan stock option awards provide value only in the event of share price appreciation, the Committee believes stock options represent an important component of a well-balanced incentive program. Because individual award levels are based upon a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine option awards for any employee.

CORPORATE                  The Committee believes that Morgan continues to meet
PERFORMANCE                the challenges of a rapidly evolving global business
AND CEO                    environment and continues to enhance its standing as
COMPENSATION               a leading global financial intermediary. Net income
                           during 1995 was $1.296 billion, 7% higher than the $1.215 billion earned in 1994. Morgan's return on average common stockholders' equity was 13.6% for 1995 as compared with 12.9% for 1994.

                           Mr. Warner has served as Chairman and Chief Executive Officer since January 1995, and as President since January 1990. During this time, he has made key contributions to Morgan's evolution from a premier commercial bank to a leading global provider of complex financial services. He has focused the firm on achieving a growing share of clients' financial business and on increasing productivity. Overall, his initiatives have enhanced Morgan's ability to excel in serving clients and in making full use of its broad spectrum of capabilities in an increasingly competitive global environment.

                           As Chairman and Chief Executive Officer, Mr. Warner was allocated the largest share in the incentive compensation pool for senior officers for 1995. In addition, he was awarded the highest percentage of annual incentive compensation in the form of restricted stock -- 50% for 1995.

                           Mr. Warner's total annual compensation for 1995 was $4,216,167 including the portion awarded as restricted stock (which had a grant date value of $1,808,700 and is included under long-term awards in the Summary Compensation Table). This represents a 13.6% increase in his total annual compensation from 1994 levels, in the context of a 7% increase in earnings. This increase reflects Mr. Warner's significantly expanded responsibilities as well as stronger corporate performance for 1995. Mr. Warner was also awarded options to purchase 75,000 shares of Morgan Common Stock.

TAX DEDUCTIBILITY          Section 162(m) of the Internal Revenue Code limits
OF EXECUTIVE               the tax deductibility of compensation in excess of $1
COMPENSATION               million paid to certain members of senior management,
                           unless the payments are made under plans which satisfy the technical requirements of the statute
                           (and regulations). While the Committee currently intends to pursue a strategy of maximizing deductibility of senior management compensation, as evidenced by its adoption of the 1995 Executive
                           Officer Performance Plan and 1995 Stock Incentive
                           Plan (both of which meet the requirements of Section
                           162(m) and were approved by stockholders during
                           1995), it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of Morgan and its stockholders, which may be based on considerations in addition to
                           Section 162(m). All compensation awarded to individuals subject to Section 162(m) in respect of 1995 should be deductible by Morgan.

                           The Committee on Management Development and Executive Compensation

                           James R. Houghton, Chairman
                           William S. Lee
                           Lee R. Raymond

STOCK                      The following graphs show changes over the past five-
PERFORMANCE                and ten-year periods in the value of $100 invested
GRAPHS                     in: (1) Morgan's Common Stock; (2) the Standard &
                           Poor's 500 Index; (3) Standard & Poor's Financial
                           Index and (4) companies which comprised the Dow Jones
                           Industrial Average as of December 31, 1995 (of which
                           Morgan is one).

          J.P. MORGAN COMPARISONS OF FIVE YEAR TOTAL STOCKHOLDER RETURN [The following table represents a chart in the printed piece]

                       J.P. Morgan     S&P 500    S&P FINANCIAL   DJ Industrial
                       -----------     -------    -------------   -------------
            1990           100           100            100           100
            1991           160.3         130.3          150.6         124.2
            1992           159.4         140.3          185.6         133.4
            1993           174.2         154.3          206.1         156
            1994           147.6         156.4          199           163.9
            1995           220.2         215            306.2         224.2



          J.P. MORGAN COMPARISONS OF TEN YEAR TOTAL STOCKHOLDER RETURN [The following table represents a chart in the printed piece]

                      J.P. Morgan      S&P 500    S&P FINANCIAL   DJ Industrial
                      -----------      -------    -------------   -------------
           1985           100           100            100           100
           1986           132.6         118.6          108           127.1
           1987           120.4         124.8          89.9          134.1
           1988           120.9         145.3          106.2         155.7
           1989           158.9         191.3          140.8         205.8
           1990           168.4         185.3          110.7         204.7
           1991           270           241.5          166.6         254.2
           1992           268.4         259.9          205.5         273
           1993           293.3         286            228.1         319.2
           1994           248.5         289.8          220.2         335.4
           1995           370.7         398.4          338.9         459

                           The year-end values of each investment shown in the preceding graphs are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

SUMMARY                    The following table sets forth, for the years ending
COMPENSATION               December 31, 1995, 1994, and 1993, the annual and
TABLE                      long-term compensation paid or accrued for those
                           years by Morgan, to the Chief Executive Officer and the four most highly compensated executive officers of Morgan.

--------------------------------------------------------------------------------------------------------------
                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                       ---------------------------------------------   ------------------------
                                                                       AWARDS
                                                                       ------------------------
                                                                                     SECURITIES
                                                                       RESTRICTED    UNDERLYING
                                                        OTHER ANNUAL   STOCK         STOCK        ALL OTHER
NAME AND                       SALARY                   COMPENSATION   AWARD         OPTIONS      COMPENSATION
PRINCIPAL POSITION     YEAR    ($)         BONUS ($)(1) ($)(2)         ($)(3)(4)     (# SHARES)   ($) (5)
--------------------------------------------------------------------------------------------------------------
Douglas A. Warner III  1995    $591,667    $1,815,800   $     0        $1,808,700    75,000       $  27,110
Chairman               1994     500,000     1,449,600         0         1,763,200    90,000          22,056
                       1993     500,000     2,130,400         0         3,180,600    60,000          23,094

Roberto G. Mendoza     1995     425,000     1,678,300         0         1,367,400    40,000          14,234
Vice Chairman          1994     425,000     1,353,400         0         1,645,700    75,000          15,703
                       1993     425,000     1,986,400         0         2,964,600    55,000          17,704

Michael E. Patterson   1995     371,250     1,162,000         0           945,000    40,000           7,000
Vice Chairman          1994     330,000       947,400         0           769,400    60,000           7,000
                       1993     330,000     1,423,000         0         1,413,000    25,000          10,000

Kurt F. Viermetz       1995     425,000     1,678,300         0         1,367,400    40,000           7,000
Vice Chairman          1994     425,000     1,353,400         0         1,645,700    75,000           7,000
                       1993     425,000     1,986,400         0         2,964,600    55,000          10,000

Rodney B. Wagner       1995     375,000     1,399,700         0         1,139,500         0           7,000
Vice Chairman          1994     375,000     1,129,000         0         1,371,400    60,000           7,000
                       1993     356,346     1,421,200    20,422         2,116,800    35,000          10,000
--------------------------------------------------------------------------------------------------------------

                           (1) Includes the cash portion of awards under the Bank's profit sharing program.

                           (2) Mr. Wagner deferred a portion of his 1993 annual bonus into Morgan Common Stock equivalents, an amount representing the difference between the fair market value of Morgan Common Stock and the conversion price for such deferrals on the date such deferral was credited to his account. Note that annual bonus deferral elections are made substantially prior to the time when the conversion price is determinable. Furthermore, the conversion price for stock-based deferrals is determined based upon a predetermined formula and could be either higher or lower than the fair market value of Morgan Common Stock on the actual date such deferrals are credited.

                           (3) The amounts reported in this column represent the fair market value of restricted stock units awarded at 100% of the fair market value of Morgan Common Stock on the grant date (1995 -- $75.625, 1994 --
                           $60.50 and 1993 -- $71.00) without diminution in value attributable to the restrictions on such stock. Annual dividend equivalents are converted into additional share credits in accordance with the provisions of the plan(s) under which they were granted. Restricted Stock awards generally become vested five years after the date of grant thereof or, in the case of retirement or death, become vested at the rate of 20% per year. The Committee on Management Development and Executive Compensation may accelerate vesting of Restricted Stock in its sole discretion.

                           (4) The named officers had non-vested Restricted Stock award balances outstanding as of January 15, 1996 of 161,326 shares ($12,835,810), 146,271 shares
                           ($11,654,626), 72,620 shares ($5,769,988), 146,271
                           shares ($11,654,626) and 93,240 shares (7,412,820)
                           for Messrs. Warner, Mendoza, Patterson, Viermetz and Wagner respectively. Dollar values are based on (i) the closing price of Morgan Common Stock on December 29, 1995 ($80.25) for shares which were outstanding on such date and (ii) the average of the high and low prices of Morgan Common Stock on January 15, 1996 ($75.625) for shares awarded as of such date.

                           (5) Includes (i) contributions to the Bank's deferred profit sharing plan of $7,000, $7,000, and $10,000 for 1995, 1994 and 1993, respectively, for Messrs. Warner, Mendoza, Patterson, Viermetz and Wagner and
                           (ii) interest exceeding 120% of the applicable federal rate deemed to have accrued on deferrals under Morgan's incentive compensation plans (based on termination and distribution at the earliest date permissible under the plans although no such interest will be accrued assuming employment until normal retirement age) of $20,110, $15,056, and $13,094 for
                           Mr. Warner and $7,234, $8,703, and $7,704 for Mr.
                           Mendoza for 1995, 1994 and 1993, respectively.

STOCK OPTIONS
                           The following tables show, as to the Chief Executive Officer and the four most highly compensated executive officers of Morgan, information relating to stock options awarded by Morgan. The first table shows, along with certain additional information, hypothetical realizable values of stock options granted in respect of the last fiscal year, at assumed rates of cumulative stock price appreciation over the ten year life of such options. These assumed rates of appreciation are set by the proxy rules of the Securities and Exchange Commission (the "SEC") and are not intended to forecast appreciation of the price of Morgan Common Stock. These hypothetical values have not been discounted to reflect their present value. The second table shows certain information relating to stock options exercised during the previous fiscal year and stock options outstanding as of December 31, 1995 or awarded in respect of the 1995 fiscal year. Morgan does not grant any Stock Appreciation Rights.


OPTION GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------------------------
                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                    ASSUMED ANNUAL RATES OF
                                                                    STOCK PRICE APPRECIATION FOR
INDIVIDUAL GRANTS(1)                                                OPTION TERM
----------------------------------------------------------------------------------------------------
                                       % OF TOTAL
                           NUMBER      OPTIONS                            5%($)         10%($)
                           OF SHARES   GRANTED TO                         (ASSUMING     (ASSUMING
                           UNDERLYING  EMPLOYEES  EXERCISE OR             1/13/06       1/13/06
                           OPTIONS IN  FISCAL     BASE PRICE  EXPIRATION  SHARE PRICE   SHARE PRICE
NAME                       GRANTED(2)  YEAR       ($/SH)      DATE        OF $123.185)  OF $196.152)
----------------------------------------------------------------------------------------------------
Douglas A. Warner III ...  75,000      1.27%      $75.625     1/13/06     $3,567,000    $9,039,525
Roberto G. Mendoza ......  40,000      0.68        75.625     1/13/06      1,902,400     4,821,080
Michael E. Patterson ....  40,000      0.68        75.625     1/13/06      1,902,400     4,821,080
Kurt F. Viermetz ........  40,000      0.68        75.625     1/13/06      1,902,400     4,821,080
Rodney B. Wagner ........       0      0.00        75.625     1/13/06              0             0
----------------------------------------------------------------------------------------------------

                           (1) Information provided in this table includes options granted on January 15, 1996 in respect of services performed during the 1995 fiscal year.

                           (2) Options vest as to one-third of the shares subject thereto on the first, second and third anniversaries of the grant date.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

-------------------------------------------------------------------------------------------------------
                           AGGREGATE OPTION EXERCISES  UNEXERCISED OPTIONS AT FY-END(1)
                           --------------------------  ------------------------------------------------
                           SHARES                                     VALUE OF SECURITIES UNDERLYING
                           ACQUIRED                    NUMBER (#)          IN-THE-MONEY OPTIONS ($)
                                                       ------------------------------------------------
                           ON EXERCISE  VALUE                       UNEXER-                  UNEXER-
NAME                       (#)          REALIZED($)    EXERCISABLE  CISABLE(1)  EXERCISABLE  CISABLE(1)
-------------------------------------------------------------------------------------------------------
Douglas A. Warner III ...   41,847      $1,496,728     274,820      195,000     $7,042,798   $2,017,500
Roberto G. Mendoza ......  124,378       3,663,339     137,500      142,500      2,060,781    1,703,594
Michael E. Patterson ....        0               0     168,388      112,500      5,094,397    1,277,969
Kurt F. Viermetz ........   10,000         233,120     263,046      142,500      6,762,287    1,703,594
Rodney B. Wagner ........   32,343       1,190,360     129,263       77,500      3,671,054    1,322,656
-------------------------------------------------------------------------------------------------------

                           (1) Includes options granted on January 15, 1996 in respect of the 1995 fiscal year, valued at grant date since not outstanding at 1995 fiscal year end.

RETIREMENT                 Pursuant to the Bank's Retirement Plan for United
BENEFITS                   States employees and, in certain cases, the Bank's
                           Benefit Equalization Plan, annual benefits are payable upon retirement to employees of Morgan and the Bank and participating subsidiaries. The amounts shown in the following table are those currently payable under the Retirement Plan (and, where applicable, the Bank's Benefit Equalization Plan) upon retirement in January 1996 at age 65 of a participating employee who has elected to receive his or her pension under a straight-life annuity option.

----------------------------------------------------------------------------------------
HIGHEST AVERAGE ANNUAL SALARY OVER        ESTIMATED ANNUAL RETIREMENT BENEFITS (1) FOR
THREE CONSECUTIVE YEARS OF SERVICE        REPRESENTATIVE YEARS OF CREDITED SERVICE
----------------------------------------------------------------------------------------
                                           15 YEARS     20 YEARS    25 YEARS    30 YEARS
----------------------------------------------------------------------------------------
$ 50,000 .............................     $ 13,035     $ 17,380    $ 21,725    $ 26,070
 100,000 .............................       27,285       36,380      45,475      54,570
 150,000 .............................       41,535       55,380      69,225      83,070
 200,000 .............................       53,932       72,545      91,158     109,771
 300,000 .............................       78,632      106,745     134,858     162,971
 500,000 .............................      128,032      175,145     222,258     269,371
----------------------------------------------------------------------------------------

                           ---------
                           (1) The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), limits the amount of annual benefits which may be payable under a Federal income tax qualified plan, such as the Bank's Retirement Plan. As permitted by ERISA, the Bank's Benefit Equalization Plan provides for the payment (out of the general funds of the Bank) of supplemental pension benefits to participants in the Bank's Retirement Plan to the extent such participants' benefits under the Retirement Plan are reduced by reason of the ERISA limitations. The extent of any reduction will vary in individual cases according to circumstances existing at the time retirement benefit payments commence.
                           ---------

                           The Bank's Retirement Plan for United States employees provides retirement benefits for eligible employees (regular employees with six months continuous service who have attained age 21). Annual benefits payable upon retirement are computed under a formula which is based on the employee's average annual salary for the three highest-paid consecutive years within the final ten years prior to termination of employment. Effective February 1, 1993 there is a $150,000 limit on all future annual salary amounts used in determining retirement benefits under the Retirement Plan, the Benefit Equalization Plan and the International Pension Plan described below. The current annual remuneration covered by the Retirement Plan, taking into account the amendments described above, is $150,000 for all of the individuals named in the Summary Compensation Table on page 13 and the credited years of service for such individuals are as follows: Mr. Warner, 27 years; Mr. Mendoza, 27 years; Mr. Patterson, 8 years; Mr. Viermetz, 11 years and Mr. Wagner, 36 years. Including benefits accrued prior to the February 1, 1993 effective date of the amendments, the estimated annual benefits for the individuals named in the Summary Compensation Table, assuming retirement at age 65, are as follows: Mr. Warner $217,686; Mr. Mendoza $199,549; Mr. Patterson $71,059; Mr. Viermetz $89,205 and Mr. Wagner $143,848. As part of an agreement with Mr. Patterson, he will receive an additional seven years of credited service which will provide a supplemental retirement benefit of $42,960 paid from the Benefit Equalization Plan. Mr. Viermetz has 20 years credited service under the Bank's Pension Plan for Employees in Germany and under that plan is entitled to receive a retirement benefit in the annual amount of DM 87,230 upon retirement at or after age 65.

                           Morgan's International Pension Plan, of which Mr. Viermetz is a member by virtue of prior overseas service, provides additional retirement benefits to certain employees assigned outside their home countries, based on the employee's average annual salary for the three highest-paid consecutive years within the final ten years of credited service preceding retirement. The International Pension Plan benefit is paid in a lump sum and is determined by multiplying such average salary by the employee's years of credited service and a lump sum accrual rate factor based on the employee's age and deducting an amount equal to the total of all other retirement benefits payable under other Morgan plans and government sponsored pension benefits worldwide. As of December 31, 1995 Mr. Viermetz would have been entitled to receive a lump sum retirement benefit of approximately $1.9 million under the International Pension Plan.

                           -----------------------------------------------------




TRANSACTIONS               Some of Morgan's Directors and executive officers and
WITH DIRECTORS             their associates, including affiliates, and
AND OFFICERS               organizations of which some of Morgan's Directors are
                           officers or trustees, have had transactions in the ordinary course of business with Morgan and subsidiaries of Morgan, including the Bank. Such transactions have included borrowings (all of which were on substantially the same terms, including interest rates, and collateral, if any, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable factors), deposits, purchases of commercial paper issued by Morgan or one of its subsidiaries, purchases of government, municipal and certain other securities, and investment banking, financial advisory, and other financial services and market transactions.

                           In the ordinary course of business Morgan and its subsidiaries, including the Bank, use the products or services of a number of organizations with which Directors of Morgan are affiliated as officers, including Corning Incorporated and Exxon Corporation. It is expected that Morgan and the Bank will in the future have transactions with organizations with which Directors of Morgan are affiliated as officers or directors.


                      2    APPROVAL OF INDEPENDENT ACCOUNTANTS

                           For the year 1996 the Board of Directors of Morgan has designated the firm of Price Waterhouse LLP to examine the financial statements of Morgan and its consolidated subsidiaries, including the Bank, and to assist the Examining Committee of the Bank in making its Directors' examination in accordance with applicable laws and regulations. This designation is in accordance with the recommendation of the Audit Committee of Morgan. The Board of Directors is submitting the designation to the stockholders for approval. Price Waterhouse LLP served as Morgan's principal independent accounting firm for the year 1995. Total audit fees to independent accounting firms in 1995 amounted to approximately $12.3 million.

                           Representatives of Price Waterhouse LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                           The affirmative vote of a majority of the shares of Common Stock of Morgan represented and voting at the annual meeting is required for approval of the foregoing proposal.

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSAL.

                      3 STOCKHOLDER PROPOSAL RELATING TO POLITICAL NON-PARTISANSHIP

                           Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 50 shares of Common Stock of Morgan, has indicated that she will introduce the following resolution at the meeting:

                                 "RESOLVED: That the stockholders of J.P. Morgan assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

                                       "(a) The handing of contribution cards of a single political party to an employee by a supervisor.

                                       "(b) Requesting an employee to send a
                                       political contribution to an individual
                                       in the Corporation for a subsequent
                                       delivery as part of a group of
                                       contributions to a political party or
                                       fund raising committee.

                                       "(c) Requesting an employee to issue
                                       personal checks blank as to payee for
                                       subsequent forwarding to a political
                                       party, committee or candidate.

                                       "(d) Using supervisory meetings to
                                       announce that contribution cards of one
                                       party are available and that anyone
                                       desiring cards of a different party will be supplied one on request to his supervisor.

                                       "(e) Placing a preponderance of
                                       contribution cards of one party at mail
                                       station locations."

                           In support of the foregoing resolution, the proponent states:

                                 "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not J.P. Morgan).

                                 "Last year the owners of 2,231 proxies
                                 representing approximately 6.1% of shares voting, voted FOR this proposal.

                                 "If you AGREE, please mark your proxy FOR this resolution."

                           The affirmative vote of a majority of the shares of Common Stock of Morgan represented and voting at the annual meeting is required for approval of the foregoing proposal.

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

                           An identical resolution was presented in 1995, 1989, 1988 and 1987 and was rejected in 1995 by 93.96% of the votes cast.

                           It has always been Morgan's policy not to coerce or pressure employees to support any political party or candidate. Adoption of the foregoing proposal, however, could be interpreted as inhibiting Morgan in the expression of its views on governmental policies and actions, legislative and regulatory developments, and other matters bearing on Morgan's business or on which comment by Morgan or its employees is otherwise appropriate and in the best interests of Morgan and its stockholders. The detailed restrictions in the proposal could be interpreted as precluding Morgan from continuing to implement its policy of encouraging its employees, on a voluntary basis and in compliance with applicable laws, to participate in the political process and to support the political parties and candidates of their choice.

                           Federal and state laws limit corporate involvement in political campaigns and define the scope of permissible corporate participation in political affairs. Like many other major corporations, Morgan maintains a political action committee which is administered in strict compliance with federal and state laws. The committee follows procedures to assure that contributions from employees are entirely voluntary. Adoption of the foregoing proposal could, in management's opinion, unduly restrict Morgan in properly and lawfully fulfilling its obligations as a corporate citizen.


                      4    STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING

                           Mr. John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who owns 320 shares of Common Stock of Morgan, and Mrs. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who, together with Mr. John J. Gilbert, acts for 1,000 shares as co-trustee under a will, have indicated that they will introduce the following resolution at the meeting:

                                 "RESOLVED: That the stockholders of J.P. Morgan & Co. Inc. assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

                           In support of the foregoing resolution, the proponents state:

                                 "Continued very strong support along the lines we suggest were shown at the last annual meeting when 24%, 2,586 owners of 32,822,251 shares, were cast in favor of this proposal. The vote against included 3,299 unmarked proxies.

                                 "A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

                                 "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they have investors.

                                 "We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards. When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

                                 "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as `America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted `on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend.

                                 "Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.

                                 "In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

                                 "If you agree, please mark your proxy for this resolution; otherwise it will automatically be cast against it, unless you have marked to abstain."

                           The affirmative vote of a majority of the shares of Common Stock of Morgan represented and voting at the annual meeting is required for approval of the foregoing proposal.

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

                           Cumulative voting permits relatively small groups of stockholders to elect directors to represent their particular interests or points of view. The Board of Directors believes there should never be any question as to whether each Director is acting for the benefit of all of the stockholders rather than as a representative of any special group. For this reason, the Board of Directors believes that the institution of cumulative voting in the election of Directors would be contrary to the best interests of Morgan's stockholders as a whole.


                      5    STOCKHOLDER PROPOSAL RELATING TO STRUCTURAL
                           ADJUSTMENT

                           Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, which owns 5,500 shares of Common Stock of Morgan, Society of Oblate Fathers for Missions Among the Poor, 8818 Cameron Street, Silver Spring, Maryland 20910-4113, which owns 1,400 shares of Common Stock of Morgan, Maryknoll Fathers and Brothers, P.O. Box 306, Maryknoll, New York 10545-0306, which owns 1,000 shares of Common Stock of Morgan, School Sisters of Notre Dame Cooperative Investment Fund, 3753 West Pine Boulevard, St. Louis, Missouri 63108-3305, which owns 54 shares of Common Stock of Morgan, Sisters of the Humility of Mary, 1515 Eastern Avenue, Morgantown, West Virginia 26505, which owns 25 shares of Common Stock of Morgan, Adrian Dominican Sisters, 9740 McKinney, Detroit, Michigan 48224, which owns 34,424 shares of Common Stock of Morgan, Mercy Consolidated Assets Management Program, 20 Washington Square North, New York, New York 10011, which owns 100 shares of Common Stock of Morgan, and Sisters of St. Dominic of Caldwell, N.J., 1 Ryerson

                           Avenue, Caldwell, New Jersey 07006, which owns 100 shares of Common Stock of Morgan, have indicated that they will introduce the following resolution at the meeting:

                                 "RESOLVED: Shareholders request our bank prepare a report stating its official position on structural adjustment programs and analyzing those programs' impact where the bank has outstanding loans, including debtor countries'

                                       o Ability to repay our bank's loan

                                       o Present and future labor forces

                                       o Natural resources

                                       o Social and political stability

                                       o Potential for sustainable, democratic
                                         development.

                                 "This report should be prepared at a reasonable cost and excluding confidential information."

                           In support of the foregoing resolution, the proponents state:

                                 "Our bank has outstanding loans in many
                                 developing countries currently undergoing austerity and structural adjustment programs strongly urged by the International Monetary Fund and World Bank. These programs aim to stabilize heavily indebted economies, and enable countries to service their debts.

                                 "However, we believe that while these policies press debtor nations to pay interest, they often erode those countries' human and natural resources, increase their domestic inequalities and international dependency, and undermine their long-term capacity to repay their actual debts.

                                 "Structural adjustment programs typically include:

                                       o Export promotion strategies including
                                         removal of import tariffs, reducing
                                         local industries' ability to compete
                                         against foreign companies, and
                                         deregulation, which often increases
                                         destructive exploitation of human and
                                         natural resources,

                                       o Cuts in spending for health, education
                                         and housing,

                                       o Wage controls and reduction of
                                         subsidies for basic products which
                                         shrink workers' real incomes,

                                       o Restricted domestic credit and higher
                                         interest rates, limiting
                                         entrepreneurial possibilities for small
                                         producers (especially women),

                                       o Higher taxes which fall
                                         disproportionately on poor and working
                                         people,

                                       o Wholesale privatization of state-owned
                                         enterprises, which reduce government
                                         assets available to finance future
                                         infrastructural and social development
                                         and repay debts.

                                 "We believe adjustment programs have
                                 contributed heavily to the following
                                 circumstances:

                                 "BRAZIL: Real minimum wages dropped 40% during the 1980's, as the percentage of Brazilians in poverty rose from 24% to 39%. Today more than one in five confronts hunger daily.

                                 "NICARAGUA: Unemployment totals 60%, while teachers, nurses and policemen earn less than the official subsistence level. Cuts in spending for health and sanitation fuel cholera and malaria epidemics, and the reemergence of diseases previously eradicated by national programs. Hunger and starvation cause more deaths than ever in Nicaragua's history. Privatization measures provoked massive strikes, while other adjustment policies sparked armed rebellions.

                                 "PERU: Infant mortality has risen to 60 deaths per 1000 live births nationally, and 260/1000 in southern regions. Primary school enrollment has dropped 11%, as fewer families can afford the fees. Programs to cushion the adjustment programs' impact since 1990 have been grossly underfunded and underspent.

                                 "PHILIPPINES: Half the population (and 75% of rural dwellers) are un- or underemployed. Starvation has doubled since 1985. Tight money policies have resulted in usurious interest rates (up to 400%) for small farmers. Poverty and unemployment drive landless poor to migrate seeking food and work -- devastating forests, soil and fisheries. Debt servicing absorbs 40% of the national budget and 31% of export earnings, limiting resources available for development.

                                 "We believe these issues warrant our bank's attention since they affect its creditors, customers and potential markets."

                           The affirmative vote of a majority of the shares of Common Stock of Morgan represented and voting at the annual meeting is required for approval of the foregoing proposal.

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

                           No one can dismiss the human hardships cited by the proponents. However, many developing countries have longstanding, deep-rooted structural problems for which there are no simple solutions. The programs encouraged by the International Monetary Fund and World Bank are meant to focus on long-term development and strengthen national infrastructures. Investment in the health and education of their people by the countries involved is also important to a development strategy that leads to sustained economic growth and benefits all levels of society. In our view, preparation of the recommended report would not shed new light on the important economic and social issues raised by the proposal and would not be in the interests of Morgan or its stockholders.


                      6    OTHER MATTERS

                           The Board of Directors of Morgan does not know of any matters which may be presented at the meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                           Section 16(a) of the 1934 Act requires Morgan's executive officers, Directors and persons who own more than ten percent of a registered class of Morgan's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulation to furnish Morgan with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE.

                           Based solely on Morgan's review of the copies of the Forms it has received and written representations from certain Reporting Persons, Morgan believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1995.

                           The expense of the Board of Directors' proxy solicitation will be borne by Morgan. In addition to the use of the mails, proxies may be solicited by personal interview or by telephone. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies; and, if they in turn so request, Morgan will reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such material. Directors, officers and regular employees of Morgan or the Bank may also solicit proxies without additional remuneration therefor. Morrow & Co., Inc., New York, New York, has been retained to aid in the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses.

                           Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors of Morgan, and return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders' directions. If no directions are given, proxies will be voted for the election of the nominees for Directors set forth in this Proxy Statement, for the approval of the independent accountants recommended by the Board of Directors, and against the stockholder-proposed resolutions relating to political non-partisanship, cumulative voting and structural adjustment. The proxy does not affect the right to vote in person at the meeting and may be revoked at any time before it is voted. A stockholder who wishes to give a proxy to someone other than the proxies designated by the Board of Directors may strike out the names appearing on the enclosed form of proxy, insert the name of some other person, sign the form and transmit it to that person for use at the meeting. A plurality of the votes of the shares of Common Stock represented at the annual meeting in person or by proxy is required for the election of Directors. Accordingly, abstentions and broker non-votes will not affect the outcome of elections. The affirmative vote of the majority of the shares of Common Stock represented at the annual meeting in person or by proxy and entitled to vote is required for all other matters. Abstentions for such items will be counted as voting in respect of such item and therefore will have the effect of a negative vote. However, proxies returned by brokers as "non-votes" for any item as to which brokers may not vote without instructions from the beneficial owners will not be counted as voting in respect of such item.

                           Proxies, ballots and voting tabulations identifying stockholders are secret and will not be available to anyone, except as actually necessary to meet legal requirements.
                           -----------------------------------------------------

STOCKHOLDER                Proposals of stockholders intended to be presented at
PROPOSALS                  the 1997 annual meeting of stockholders of Morgan
                           must be received by Morgan not later than November
                           27, 1996 in order to be included in the proxy statement and form of proxy relating to such annual meeting.




                           Dated: March 25, 1996            Rachel F. Robbins
                                                            Secretary

                                                                      EXHIBIT A


EXECUTIVE OFFICERS OF MORGAN

The following individuals are the current executive officers of Morgan. The Chairman of the Board, President, Chairman of the Executive Committee, and Vice Chairmen of the Board of Morgan are elected annually by the Board of Directors to serve until the next annual election of officers and until their respective successors have been elected and have qualified. All other executive officers are elected annually and hold office at the pleasure of the Board of Directors.

--------------------------------------------------------------------------------
NAME                             AGE           POSITION
--------------------------------------------------------------------------------
Douglas A. Warner III ........... 49 ........  Chairman of the Board and
                                               President of Morgan and the Bank.
                                               See "Election of Directors" on
                                               page 2.

Roberto G. Mendoza .............. 50 ........  Vice Chairman of the Board of
                                               Morgan and the Bank. See
                                               "Election of Directors" on page
                                               4.

Michael E. Patterson ............ 54 ........  Vice Chairman of the Board of
                                               Morgan and the Bank. See
                                               "Election of Directors" on page
                                               4.

Kurt F. Viermetz ................ 56 ........  Vice Chairman of the Board of
                                               Morgan and the Bank. See
                                               "Election of Directors" on page
                                               5.

John A. Mayer Jr. ............... 56 ........  Chief Financial Officer of Morgan
                                               and the Bank since June 1995;
                                               Managing Director of Morgan from
                                               January 1990 and of the Bank from
                                               February 1989 to June 1995.

Rachel F. Robbins ............... 45 ........  General Counsel and Secretary of
                                               Morgan since February 1996;
                                               Managing Director of Morgan and
                                               of J.P. Morgan Securities Inc.
                                               since January 1988; General
                                               Counsel and Secretary of J.P.
                                               Morgan Securities Inc. since
                                               January 1986; Deputy General
                                               Counsel of Morgan from July 1992
                                               to February 1996.

David H. Sidwell ................ 42 ........  Managing Director and Controller
                                               of Morgan and the Bank since
                                               December 1994; Senior Vice
                                               President and Controller of
                                               Morgan and the Bank from April
                                               1994 to December 1994; Senior
                                               Vice President of the Bank from
                                               February 1989 to April 1994.

Stephen G. Thieke ............... 49 ........  Managing Director and Head of
                                               Corporate Risk Management of
                                               Morgan since March 1996;
                                               Chairman, Market Risk Committee
                                               of Morgan since June 1993 and
                                               Chairman of the Board of J.P.
                                               Morgan Securities Inc. since
                                               November 1993 and from April 1991
                                               to October 1992; Managing
                                               Director of Morgan from March
                                               1991 to June 1993; President of
                                               J.P. Morgan Securities Inc. from
                                               October 1990 to November 1993;
                                               Vice Chairman of the Board of
                                               J.P. Morgan Securities Inc. from
                                               February 1990 to April 1991 and
                                               from October 1992 to November
                                               1993.
--------------------------------------------------------------------------------

P
R
O
X
Y

J.P. MORGAN & CO. INCORPORATED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 8, 1996

The undersigned hereby constitutes and appoints E. Deane Leonard, Edward F. Murphy and Rachel F. Robbins, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of J.P. MORGAN & CO. INCORPORATED to be held in Morgan Hall West, 46th floor, 60 Wall Street, New York, New York, on Wednesday, May 8, 1996, at 11 a.m., and at any adjournment of said meeting, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

Election of Directors, Nominees:

Douglas A. Warner III, Riley P. Bechtel, Martin Feldstein,  Hanna H. Gray, James
R. Houghton, James L. Ketelsen, William S. Lee, Roberto G. Mendoza, Michael E. Patterson, Lee R. Raymond, Richard D. Simmons, Kurt F. Viermetz, Dennis Weatherstone and Douglas C. Yearley.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD TO J.P. MORGAN & CO. INCORPORATED, C/O FIRST CHICAGO TRUST COMPANY, P.O. BOX 8212, EDISON, NJ 08818-9079.

                                                           |---------------|
                                                           |  SEE REVERSE  |
                                                           |      SIDE     |
                                                           |---------------|

                                                                            0123
[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 IF NO CHOICE IS SPECIFIED.

1. Election of                    FOR           WITHHELD
   Directors.                     [ ]              [ ]
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. Approval of indepen-           FOR            AGAINST          ABSTAIN
   dent accountants.              [ ]              [ ]               [ ]


THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "AGAINST" ITEMS 3-5.

THIS PROXY WILL BE VOTED "AGAINST" ITEMS 3-5 IF NO CHOICE IS SPECIFIED.


3. Stockholder proposal           FOR            AGAINST          ABSTAIN
   relating to political          [ ]              [ ]               [ ]
   non-partisanship.

4. Stockholder proposal           FOR            AGAINST          ABSTAIN
   relating to cumulative         [ ]              [ ]               [ ]
   voting.

5. Stockholder proposal           FOR            AGAINST          ABSTAIN
   relating to structural         [ ]              [ ]               [ ]
   adjustment.


SIGNATURTE(S)                                            DATE
            ---------------------------------------------    -------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.





                            + FOLD AND DETACH HERE +








                         J.P. MORGAN & CO. INCORPORATED

                                 Annual Meeting
                                       of
                                  Stockholders

                             Wednesday, May 8, 1996
                                   11:00 a.m.

                         J.P. Morgan & Co. Incorporated
                                Morgan Hall West
                                 60 Wall Street
                            New York, N.Y. 10260-0060

                                IMPORTANT NOTICE
                                ----------------
                     IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                   RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.